Exhibit 99.1
Starbucks Recommends Shareholders Reject “Mini-Tender” Offer by TRC Capital Corporation
SEATTLE--May 4, 2016-- Starbucks Corporation (NASDAQ: SBUX) today announced that it received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC Capital) to purchase up to 2 million shares of Starbucks common stock at a price of $54.38 per share in cash. The offering price is 4.43 percent below the closing price per share of Starbucks common stock on April 27, 2016, the last trading day prior to the commencement of the offer. The offer is for approximately 0.14 percent of the outstanding shares of Starbucks common stock.
Starbucks does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares. Starbucks is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
Mini-tender offers are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws.
The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are "hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." More on the SEC's guidance to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm. TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies.
Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. Starbucks recommends that shareholders who have not responded to TRC Capital’s offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on Friday, May 27, 2016, in accordance with TRC Capital’s offering documents.
Starbucks encourages brokers and dealers, as well as other market participants, to review the SEC's letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Starbucks requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Starbucks shares of common stock.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com or www.starbucks.com.

Source: Starbucks Corporation
Starbucks Contact, Investor Relations:
Durga Doraisamy, 206-318-7118
investorrelations@starbucks.com
or
Starbucks Contact, Media:
Alisha Damodaran, 206-318-7100
press@starbucks.com

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